Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated April 1, 2019, except for the change in composition of reportable segments and the change in classification of revenues by customer solution set discussed in Note 1 and Note 16 to the consolidated financial statements, as to which the date is March 16, 2020, relating to the financial statements of The Dun & Bradstreet Corporation, which appears in Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-239050) of Dun & Bradstreet Holdings, Inc. We also consent to the reference to us under the heading “Experts” in Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-239050) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

June 30, 2020